Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Warrior Met Coal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Common Stock, par value $0.01 per share(4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Rights	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Depositary Shares(5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	Any securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.
(2)

There is to be registered hereunder such indeterminate number or amount of securities of each identified class as may from time to time be issued by the registrant at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(3)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrant hereby defers payment of the registration fee required in connection with this Registration Statement.
(4)

Each share of common stock registered hereunder includes an associated Series A Junior Participating Preferred Stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Stock purchase rights are not exercisable, are evidenced by certificates representing the common stock, and may be transferred only with the common stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock purchase rights.

(5)

The depositary shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If the registrant elects to offer fractional interests in shares of preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.